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As filed with the Securities and Exchange Commission on October 6, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Hawaii (State or other jurisdiction of incorporation or organization)	99-0208097 (I.R.S. Employer Identification No.)

1001 Bishop Street, Suite 2900, Honolulu, Hawaii 96813 (808) 543-5662
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

JAMES A. AJELLO
Hawaiian Electric Industries, Inc.
1001 Bishop Street, Suite 2900, Honolulu, Hawaii 96813 (808) 543-5641
(Name. address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

DAVID J. REBER, ESQ.
Goodsill Anderson Quinn & Stifel
A Limited Liability Law Partnership LLP
999 Bishop Street, Suite 1600
Honolulu, Hawaii 96813
(808) 547-5600

Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of this Registration Statement.

             If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

             If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

(Check one):	Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock (without par value)	5,200,000 shares(1)(2)	$26.535(3)	$98,370,127(3)	$11,431(2)

(1)
The maximum number of securities registered by this registration statement is subject to adjustment in accordance with certain provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares that may become issuable by reason of stock dividends, stock splits and similar changes.

(2)
In accordance with Rule 415(a)(6) under the Securities Act, the number of shares covered by this registration statement includes 1,492,816 shares of registrant's Common Stock previously registered under Registration Statement on Form S-3 No. 333-180413 filed on March 28, 2012 (the "Prior Registration Statement"). Such previously-registered shares were unsold on October 6, 2014. Pursuant to Rule 415(a)(6) under the Securities Act, the $4,334 filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities. The amount of the registration fee in the "Calculation of Registration Fee" table relates to the additional 3,707,184 shares of registrant's Common Stock being registered hereunder. As a result, a registration fee of $11,431 is being paid herewith. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of registrant's Common Stock reported in the consolidated reporting system for the New York Stock Exchange for October 2, 2014.

PROSPECTUS

HAWAIIAN ELECTRIC INDUSTRIES, INC.

Dividend Reinvestment and Stock Purchase Plan

5,200,000 Shares of Common Stock
(Without Par Value)

           Hawaiian Electric Industries, Inc. ("HEI" or the "Company") is offering a convenient method of purchasing additional shares of the Company's common stock ("Common Stock") pursuant to the Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan") with dividends paid on the Company's Common Stock, with dividends paid on the preferred stock ("Preferred Stock") of its electric utility subsidiaries, and with optional cash investments. Any person or entity, whether or not a holder of Common Stock or Preferred Stock, is eligible to join the Plan, subject to applicable laws and regulations and the requirements of the Plan. The Company's electric utility subsidiaries are Hawaiian Electric Company, Inc. and its subsidiaries Maui Electric Company, Limited and Hawaii Electric Light Company, Inc.

           Participants in the Plan may:

  •
  reinvest all or a portion of cash dividends on Common Stock or Preferred Stock registered in their names or in their Plan accounts;

  •
  purchase Common Stock with an initial cash investment of at least $250;

  •
  make additional optional purchases of Common Stock of at least $25 up to a maximum of $300,000 per calendar year, including any initial purchase;

  •
  receive, upon their signed written request, certificates or book entries in their names for whole shares of Common Stock credited to their Plan accounts;

  •
  deposit certificates representing Common Stock or book entry shares of Common Stock into the Plan for safekeeping; and/or

  •
  sell shares of Common Stock credited to their Plan accounts through the Plan.

           Shares of Common Stock will, at the option of the Company, be newly issued shares purchased from the Company or shares purchased on the open market. Purchases on the open market will be made through an independent agent appointed by the Company. The Common Stock is listed on the New York Stock Exchange under the symbol "HE." The closing price per share of the Common Stock on October 2, 2014 on the New York Stock Exchange was $26.56.

           The purchase price of newly issued shares of Common Stock purchased under the Plan directly from the Company will be the average of the high and low sales prices for Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the purchase. The purchase price of Common Stock purchased on the open market will be the weighted average price per share (adjusted for brokerage fees and commissions, any service charges and applicable taxes) of the aggregate number of shares purchased during the applicable investment period. Plan participants bear the cost of brokerage fees and commissions, any related service charges and applicable taxes relating to shares of Common Stock purchased or sold on the open market. In addition, the Company currently charges participants who reinvest Common Stock dividends or Preferred Stock dividends a fee of $0.50 per quarter (subject to change with prior notice) to defray in part the administrative costs of the Plan incurred by the Company. The Company also charges other fees in certain situations and reserves the right to charge fees to participants to recover up to the actual costs of the Plan. (See Questions 10, 24, 27 and 35 under "Description of the Plan".)

           Investing in HEI Common Stock involves risks. You should carefully consider the information referred to under the heading "Risk Factors" on page 1, as such information may be updated after the date hereof through reports filed by the Company with the Securities and Exchange Commission, before deciding to participate in the Plan or deciding to purchase HEI Common Stock.

           To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to persons not presently record holders of Common Stock are offered only through a registered broker/dealer in such jurisdictions.

           This prospectus relates to 5,200,000 shares of Common Stock registered under the Plan and unissued as of the date of this prospectus, and describes the Plan as amended to date. Please read this prospectus carefully and retain it for future reference.

           HEI's principal executive offices are located at 1001 Bishop Street, Suite 2900, Honolulu, Hawaii 96813, and its telephone number is (808) 543-5662.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2014

        Neither the delivery of this prospectus nor any sales hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date hereof. No person has been authorized to give any information or to make any representations, other than as contained in this prospectus and in other documents relating to the Plan delivered to eligible parties and filed with the Securities and Exchange Commission, in connection with this offer, and, if given or made, such information or representations must not be relied upon. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities to which this prospectus relates in any state to any person to whom it is unlawful to make such offer or solicitation in such state.

i

RISK FACTORS

        Investing in HEI Common Stock involves risk. Please see the risk factors described under the heading "Risk Factors" in HEI's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which are incorporated by reference in this prospectus, and in any other documents that HEI files with the Securities and Exchange Commission (the "SEC") after the date of this prospectus that are deemed to be incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus, including in subsequently filed current and periodic reports that update disclosures relating to risk factors and provide additional and updated information. The risks and uncertainties described are not the only ones facing the Company and its subsidiaries. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair its business operations, its financial results and the value of its securities.

FORWARD-LOOKING STATEMENTS

        This prospectus, which includes the documents incorporated by reference, contains statements that are not based on historical facts but are "forward-looking." Forward-looking statements, which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as "expects," "anticipates," "intends," "plans," "believes," "predicts," "estimates" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings, losses or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management, are also forward-looking statements.

        Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These considerations include the risks and uncertainties identified in this prospectus and in the incorporated documents. Forward-looking statements are not guarantees of future performance and the actual results that HEI achieves may differ materially. In addition, forward-looking statements speak only as of the date of the document in which they are made and, except for its ongoing obligations to disclose material information under the federal securities laws, HEI assumes no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise.

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following risks, uncertainties and other important factors, in addition to those referenced under "Risk Factors" and elsewhere in this prospectus and the documents described under "Where You Can Find More Information," including future documents filed with the SEC and deemed to be incorporated by reference, could cause actual results to differ materially from historical results and from management expectations as suggested by such "forward-looking" statements:

  •
  international, national and local economic conditions, including the state of the Hawaii tourism, defense and construction industries, the strength or weakness of the Hawaii and continental U.S. real estate markets (including the fair value and/or the actual performance of collateral underlying loans held by American Savings Bank, F.S.B. (ASB), which could result in higher loan loss provisions and write-offs), decisions concerning the extent of the presence of the federal government and military in Hawaii, the implications and potential impacts of U.S. and foreign capital and credit market conditions and federal, state and international responses to those conditions, and the potential impacts of global developments (including global economic conditions and uncertainties, unrest, ongoing conflicts in North Africa and the Middle East, terrorist acts, potential conflict or crisis with North Korea or Iran, and developments in the Ukraine);

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  the effects of future actions or inaction of the U.S. government or related agencies, including those related to the U.S. debt ceiling and monetary policy;

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  weather and natural disasters (e.g., hurricanes, earthquakes, tsunamis, lightning strikes and the potential effects of climate change, such as more severe storms and rising sea levels), including their impact on the Company's and Utilities' operations and the economy;

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  the timing and extent of changes in interest rates and the shape of the yield curve;

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  the ability of the Company and the Utilities to access the credit and capital markets (e.g., to obtain commercial paper and other short-term and long-term debt financing, including lines of credit, and, in the case of HEI, to issue common stock) under volatile and challenging market conditions, and the cost of such financings, if available;

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  the risks inherent in changes in the value of the Company's pension and other retirement plan assets and ASB's securities available for sale;

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  changes in laws, regulations, market conditions and other factors that result in changes in assumptions used to calculate retirement benefits costs and funding requirements;

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  the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) and of the rules and regulations that the Dodd-Frank Act requires to be promulgated;

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  increasing competition in the banking industry (e.g., increased price competition for deposits, or an outflow of deposits to alternative investments, which may have an adverse impact on ASB's cost of funds);

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  the implementation of the Energy Agreement with the State of Hawaii and Consumer Advocate (Energy Agreement), setting forth the goals and objectives of a Hawaii Clean Energy Initiative (HCEI), and the fulfillment by the Utilities of their commitments under the Energy Agreement (given the Public Utilities Commission of the State of Hawaii (PUC) approvals needed; the PUC's potential delay in considering (and potential disapproval of actual or proposed) HCEI-related costs; reliance by the Utilities on outside parties such as the state, independent power producers (IPPs) and developers; potential changes in political support for the HCEI; and

    uncertainties surrounding wind power, proposed undersea cables, biofuels, environmental assessments and the impacts of implementation of the HCEI on future costs of electricity);

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  the ability of the Utilities to develop, implement and recover the costs of implementing the Utilities' action plans and business model changes that are being developed in response to the four orders that the PUC issued in April 2014, in which the PUC: directed the Utilities to develop, among other things, Power Supply Improvement Plans, a Demand Response Portfolio Plan and a Distributed Generation Interconnection Plan; described the PUC's inclinations on the future of Hawaii's electric utilities and the vision, business strategies and regulatory policy changes required to align the Utilities' business model with customer interests and the state's public policy goals; and emphasized the need to "leap ahead" of other states in creating a 21st century generation system and modern transmission and distribution grids;

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  capacity and supply constraints or difficulties, especially if generating units (utility-owned or IPP-owned) fail or measures such as demand-side management (DSM), distributed generation, combined heat and power or other firm capacity supply-side resources fall short of achieving their forecasted benefits or are otherwise insufficient to reduce or meet peak demand;

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  fuel oil price changes, delivery of adequate fuel by suppliers and the continued availability to the electric utilities of their energy cost adjustment clauses (ECACs);

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  the continued availability to the electric utilities of other cost recovery mechanisms, including the purchased power adjustment clauses (PPACs), revenue adjustment mechanisms (RAMs) and pension and postretirement benefits other than pensions (OPEB) tracking mechanisms, and the continued decoupling of revenues from sales to mitigate the effects of declining kilowatthour sales;

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  the impact of fuel price volatility on customer satisfaction and political and regulatory support for the Utilities;

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  the risks associated with increasing reliance on renewable energy, as contemplated under the Energy Agreement, including the availability and cost of non-fossil fuel supplies for renewable energy generation and the operational impacts of adding intermittent sources of renewable energy to the electric grid;

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  the growing risk that energy production from renewable generating resources may be curtailed and the interconnection of additional resources will be constrained as more generating resources are added to the Utilities' electric systems and as customers reduce their energy usage;

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  the ability of IPPs to deliver the firm capacity anticipated in their power purchase agreements (PPAs);

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  the ability of the Utilities to negotiate, periodically, favorable agreements for significant resources such as fuel supply contracts and collective bargaining agreements;

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  new technological developments that could affect the operations and prospects of HEI, ASB and the Utilities or their competitors;

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  cyber security risks and the potential for cyber incidents, including potential incidents at HEI, ASB and the Utilities (including at ASB branches and electric utility plants) and incidents at data processing centers they use, to the extent not prevented by intrusion detection and prevention systems, anti-virus software, firewalls and other general information technology controls;

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  federal, state, county and international governmental and regulatory actions, such as existing, new and changes in laws, rules and regulations applicable to HEI, the Utilities and ASB (including changes in taxation, increases in capital requirements, regulatory policy changes, environmental laws and regulations (including resulting compliance costs and risks of fines and penalties and/or liabilities), the regulation of greenhouse gas (GHG) emissions, governmental fees and assessments (such as Federal Deposit Insurance Corporation assessments), and potential carbon "cap and trade" legislation that may fundamentally alter costs to produce electricity and accelerate the move to renewable generation);

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  developments in laws, regulations, and policies governing protections for historic, archaeological, and cultural sites, and plant and animal species and habitats, as well as developments in the implementation and enforcement of such laws, regulations, and policies;

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  discovery of conditions that may be attributable to historical chemical releases, including any necessary investigation and remediation, and any associated enforcement, litigation, or regulatory oversight;

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  decisions by the PUC in rate cases and other proceedings (including the risks of delays in the timing of decisions, adverse changes in final decisions from interim decisions and the disallowance of project costs as a result of adverse regulatory audit reports or otherwise);

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  decisions by the PUC and by other agencies and courts on land use, environmental and other permitting issues (such as required corrective actions, restrictions and penalties that may arise, such as with respect to environmental conditions or renewable portfolio standards (RPS));

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  potential enforcement actions by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Board (FRB), the Federal Deposit Insurance Corporation (FDIC) and/or other governmental authorities (such as consent orders, required corrective actions, restrictions and penalties that may arise, for example, with respect to compliance deficiencies under existing or new banking and consumer protection laws and regulations or with respect to capital adequacy);

  •
  the ability of the Utilities to recover increasing costs and earn a reasonable return on capital investments not covered by revenue adjustment mechanisms;

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  the risks associated with the geographic concentration of HEI's businesses and ASB's loans, ASB's concentration in a single product type (i.e., first mortgages) and ASB's significant credit relationships (i.e., concentrations of large loans and/or credit lines with certain customers);

  •
  changes in accounting principles applicable to HEI, the Utilities and ASB, including the adoption of new U.S. accounting standards, the potential discontinuance of regulatory accounting and the effects of potentially required consolidation of variable interest entities (VIEs) or required capital lease accounting for PPAs with IPPs;

  •
  changes by securities rating agencies in their ratings of the securities of HEI and Hawaiian Electric and the results of financing efforts;

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  faster than expected loan prepayments that can cause an acceleration of the amortization of premiums on loans and investments and the impairment of mortgage-servicing assets of ASB;

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  changes in ASB's loan portfolio credit profile and asset quality which may increase or decrease the required level of provision for loan losses, allowance for loan losses and charge-offs;

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  changes in ASB's deposit cost or mix which may have an adverse impact on ASB's cost of funds;

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  the final outcome of tax positions taken by HEI, the Utilities and ASB;

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  the risks of suffering losses and incurring liabilities that are uninsured (e.g., damages to the Utilities' transmission and distribution system and losses from business interruption) or underinsured (e.g., losses not covered as a result of insurance deductibles or other exclusions or exceeding policy limits); and

  •
  other risks or uncertainties described in reports previously and subsequently filed by HEI and/or Hawaiian Electric with the SEC.

THE COMPANY

        Hawaiian Electric Industries, Inc. ("HEI") was incorporated in 1981 under the laws of the State of Hawaii and is a holding company whose principal subsidiaries are engaged in the electric public utility and bank businesses in the State of Hawaii. HEI's predecessor, Hawaiian Electric Company, Inc. ("Hawaiian Electric"), was incorporated in 1891 under the laws of the Kingdom of Hawaii (now the State of Hawaii). As a result of a 1983 corporate reorganization, Hawaiian Electric became an HEI subsidiary and the common shareholders of Hawaiian Electric became common shareholders of HEI.

        Hawaiian Electric is a regulated electric public utility company engaged in the production, purchase, transmission, distribution and sale of electric energy on the island of Oahu, in the State of Hawaii. Hawaiian Electric's subsidiaries, Hawaii Electric Light Company, Inc. ("Hawaii Electric Light"), acquired in 1970, and Maui Electric Company, Limited ("Maui Electric"), acquired in 1968, are also regulated electric public utilities engaged in the production, purchase, transmission, distribution and sale of electricity in the State of Hawaii, on the island of Hawaii in the case of Hawaii Electric Light, and on the islands of Maui, Lanai and Molokai in the case of Maui Electric. Hawaiian Electric and its subsidiaries serve approximately ninety-five percent (95%) of the total population of the State of Hawaii in a service area of approximately 5,815 square miles.

        HEI's other principal subsidiary is American Savings Bank, F.S.B. ("ASB"), one of the largest financial institutions in the State of Hawaii, with assets of $5.2 billion as of December 31, 2013. ASB, acquired by HEI in 1988, is a federally chartered savings bank that provides a wide range of banking and other financial services to consumers and businesses within Hawaii.

        HEI is a legal entity separate and distinct from its various subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dividends or other distributions from its operating subsidiaries, borrowings and sales of equity. The ability of certain of the Company's subsidiaries to pay dividends or make other distributions to the Company is subject to contractual and regulatory restrictions, including the provisions of an agreement with the Hawaii Public Utilities Commission and the capital distribution regulations of the Federal Reserve Board and Office of the Comptroller of the Currency, as well as restrictions and limitations set forth in debt instruments, preferred stock resolutions and guarantees.

        HEI's strategy is to focus its resources on its two core operating businesses. For additional information concerning HEI's and its subsidiaries' businesses and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings, descriptions of certain laws and regulations to which those companies are subject, and possible restrictions on the ability of certain of HEI's subsidiaries to pay dividends or make other distributions to HEI, prospective purchasers should refer to the documents incorporated by reference that are listed below under "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933 (the "Securities Act"). The registration statement contains or incorporates by reference additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. HEI is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, therefore, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that HEI files at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC's toll-free telephone number at l-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies (such as HEI) that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives at the SEC's web site. HEI's SEC filings, and other information with respect to HEI, may also be obtained on the Internet at HEI's web site at http://www.hei.com. The information on HEI's website does not constitute a part of this prospectus.

        The SEC allows HEI to "incorporate by reference" the information that it files with the SEC, which means that HEI can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. Later information that HEI files with the SEC will automatically update and supersede information in this prospectus or an earlier filed document. HEI has filed with the SEC (File No. 1-8503) and incorporates by reference the following documents:

          (1)   Our Annual Report on Form 10-K for the year ended December 31, 2013;

          (2)   Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

          (3)   Our Current Reports on Form 8-K filed on January 23, 2014, March 3, 2014, April 3, 2014, April 16, 2014, May 13, 2014, May 28, 2014, June 30, 2014, September 4, 2014 and September 11, 2014;

          (4)   The description of the Common Stock of the Company contained in the registration statement for such Common Stock filed under Section 12 of the Exchange Act, and in past and future amendments thereto and in those portions of periodic reports filed under the Exchange Act for the purpose of updating such description, as such description has most recently been updated in the Company's Quarterly Report on Form 10-Q filed on May 8, 2013;

          (5)   HEI's proxy statement, dated March 25, 2014, filed pursuant to Section 14 of the Exchange Act; and

          (6)   All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the time that all securities offered hereby are sold.

        We will provide to you a free copy of any of these incorporated documents if you so request by writing or telephoning HEI at the following address or telephone number: Shareholder Services Division, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, Hawaii 96808-0730, telephone: (808) 532-5841.

        You should read and rely only on the information incorporated by reference or provided in this prospectus. HEI has not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. HEI is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus or in the documents incorporated by reference is accurate only as of the date of this prospectus or those documents. The business, financial condition, results of operations and prospects of the Company may have changed since those dates.

DESCRIPTION OF THE PLAN

        The following is a summary in question and answer form of the principal provisions of the Plan as amended to date. This summary does not purport to be complete nor to modify the Plan, and is qualified in its entirety by reference to the provisions of the Plan. In case of any conflict, the provisions of the Plan will govern. The Plan is an exhibit to the registration statement of which this prospectus is a part. Refer to "Where You Can Find More Information" for information regarding how to view or obtain a copy of the Plan.

Purpose of the Plan

1.     What is the purpose of the Plan?

        The purpose of the Plan is to provide holders of record of the Company's Common Stock and/or the Preferred Stock of the Company's electric utility subsidiaries, and any other individual of legal age and any entity ("Nonholder"), with a convenient method of buying Common Stock by using their cash dividends and/or by making optional cash investments.

Certain Features of the Plan

2.     What are some of the important features of the Plan?

  •
  A participant may elect to have cash dividends on all or a portion of the participant's shares of Common Stock or Preferred Stock automatically reinvested. (See Question 9.)

  •
  Any individual of legal age or entity may join the Plan by making a minimum initial cash investment of $250 (maximum of $300,000). (See Questions 6 and 7.)

  •
  A participant may purchase Common Stock each month with optional cash investments of not less than $25 per investment and not more than an aggregate of $300,000 per calendar year. (See Questions 18 and 19.)

  •
  A participant may have the Administrator (as defined in Question 3) sell all or any of his or her Plan shares, subject to certain charges. (See Questions 10 and 32 - 36.)

  •
  A participant may deposit any or all the participant's shares of Common Stock with the Administrator for safekeeping and receive credit to the participant's Plan account for such shares. (See Question 23.)

  •
  No interest is paid on reinvested dividends or optional cash investments received by the Plan. (See Question 15.)

Administration of the Plan

3.     Who administers the Plan?

        The administrator of the Plan (the "Administrator") keeps records, sends periodic statements to participants and performs other clerical and administrative duties relating to the Plan. The Administrator may be the Shareholder Services Division of the Company or may be one or more officers or employees of the Company or of its subsidiaries appointed by designated executive officers of the Company, in which case an independent trustee (the "Trustee") shall be appointed, and shares under the Plan shall be registered in the name of the Trustee. The Shareholder Services Division of the Company currently serves as the Administrator. The Company believes that having the Shareholder Services Division of the Company serve as Administrator, as compared to having a registered broker-dealer or federally insured banking institution serve in that capacity, poses no additional material risks to participants. The Company believes this is because the Administrator's duties are limited to clerical and administrative tasks such as keeping records and sending periodic statements, because the Company has an errors and omissions policy that covers the Shareholder Services Division, and because the Company has established an escrow with a bank to hold optional cash investments pending investment pursuant to the Plan, thereby reducing the risk to participants. (See Question 18.)

4.     Whom should I contact with questions concerning the Plan and its administration?

        For all communications about the Plan, please contact:

HAWAIIAN ELECTRIC INDUSTRIES, INC.
ATTENTION: DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
P.O. BOX 730
HONOLULU, HI 96808-0730
TELEPHONE: (808) 532-5841 (Oahu)
(866) 672-5841 (Other locations)
FACSIMILE: (808) 532-5868

5.     Who holds the shares credited to participants' Plan accounts?

        Shares of Common Stock purchased under the Plan are registered in the name of the Trustee. The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust

Company, N.A., currently serves as Trustee under the Plan. Should it become necessary or desirable to replace The Bank of New York Mellon Trust Company, N.A. as Trustee, the Company may appoint a successor Trustee.

Participation in the Plan

6.     Who is eligible to participate?

        Any person or entity, whether or not a holder of Common Stock or Preferred Stock, is eligible to join the Plan, provided that (i) such person or entity fulfills the prerequisites for participation described under Question 7 and (ii) participation would not violate securities or other laws of the state, territory or country where the participant resides that are applicable to the Company, the Plan or the participant. If a beneficial owner of Common Stock and/or Preferred Stock whose shares are registered in the name of another (e.g., a broker or bank nominee) would like such shares to participate in the Plan, the beneficial owner must first have the shares transferred into such beneficial owner's name. The Company reserves the right to restrict or terminate participation in the Plan if it believes that such participation may be contrary to the general intent of the Plan or in violation of applicable law. A participant must maintain at least one whole share in the Plan (increased to five whole shares from and after January 1, 2015) to maintain a Plan account.

7.     How do I enroll?

        Current participants will automatically be participants in the Plan as amended to date, and need do nothing to continue their participation.

        After reviewing a copy of this prospectus, eligible applicants may join the Plan by completing, signing and submitting to the Administrator a "Shareholder Authorization Form" (for holders of Common Stock or Preferred Stock) or a "Nonholder Enrollment Form" (for nonholders). Holders of Common Stock or Preferred Stock may elect in the applicable form to have dividends reinvested in whole or in part, to make an initial cash investment or to make optional cash investments only. If a participant signs a Shareholder Authorization Form (in the case of holders of Common Stock or Preferred Stock), dividends on all shares of Common Stock and Preferred Stock registered in the participant's name or held under the Plan will automatically be reinvested under the Plan, unless the participant elects on the form to receive dividends on all or a portion of such shares. If such a holder does not select an option, all dividends on Common Stock and Preferred Stock in such holder's name, and on Common Stock held under the Plan for the holder, will be reinvested in shares of Common Stock pursuant to the Plan. The execution of a Nonholder Enrollment Form (in the case of nonholders) will result in the reinvestment of all dividends on shares held under the Plan for the participant, unless the participant notifies the Administrator in writing of a different investment option. Nonholders must make an initial cash investment of not less than $250 and not more than $300,000.

        Participants may change any of the designations in the applicable form by sending a signed written request to the Administrator specifying the desired change. Any election to reinvest dividends or to change any option with respect thereto will be effective on the next record date after the Administrator receives the new form.

8.     Where can I get Shareholder Authorization Forms and Nonholder Enrollment Forms?

        The forms may be obtained from HEI's website or from the Administrator at the address or by calling the telephone number noted under Question 4.

9.     What investment options are available to participants?

        Each participant may elect one of the following investment options:

        Full Dividend Reinvestment—Participant automatically reinvests cash dividends on all shares of Common Stock and Preferred Stock.

        Partial Dividend Reinvestment—Participant specifies the number of shares of Common Stock, and the number, class and series of shares of Preferred Stock, as to which the participant wishes to receive cash dividends, and automatically reinvests the remainder of the cash dividends.

        Optional Cash Investments Only/No Dividend Reinvestment—Participant makes optional cash investments only and receives cash dividends on all shares of Common Stock and Preferred Stock.

        All participants may also make optional cash investments of a minimum of $25 (or a minimum of $250 for the initial investment by a nonholder) and a maximum of $300,000 per calendar year (including the initial investment) towards the purchase of additional shares of Common Stock. (See Questions 18 and 19.)

Fees and Charges

10.   Are there any fees or charges to a participant in connection with purchases or sales under the Plan?

        Except as otherwise expressly provided in the Plan, participants in the Plan will bear the cost of brokerage fees and commissions, any service charges and applicable taxes related to shares purchased or sold on the open market. Under the Plan, the Company may charge participants fees to recover up to the actual administrative costs of the Plan. To defray in part the costs the Company incurs in administering the Plan, the Company currently charges each participant who reinvests Common Stock or Preferred Stock dividends an administrative fee of $0.50 per quarter. This fee currently does not apply to participants who do not reinvest dividends.

        A $20 service fee (which increases to $25 from and after January 1, 2015) will be assessed for each item that is returned for insufficient funds or other reasons due to the negligence of the shareholder as determined by the Administrator. The Administrator may place a hold on the account until the "insufficient funds" fee is received, sell shares from the account to collect the "insufficient funds" fee, or withhold the amount of the "insufficient funds" fee from future optional cash investments.

        See Questions 27 and 35 for certain other fees charged under the Plan. The Company reserves the right at any time to change the amount of the fees it charges and to charge participants (including those who do not reinvest dividends) other fees, including but not limited to administrative, setup and handling fees. Notices of such future changes or additional fees will be sent to participants at least thirty (30) days prior to their effective date.

 Purchases under the Plan

11.   What is the source of shares purchased under the Plan?

        Common Stock will be obtained through purchases of authorized but unissued shares directly from the Company or through open market purchases of issued and outstanding shares. The Company will not change the method of acquiring shares of Common Stock more than once in any three-month period. On the date of this prospectus, shares for the Plan are being purchased through open market purchases of issued and outstanding shares.

12.   How will open market purchases of Common Stock be made under the Plan?

        At such times as the Plan satisfies its requirements for shares through open market purchases of outstanding shares rather than direct issuances of authorized but unissued shares, such open market purchases of Common Stock will be made through an independent agent (the "Broker") selected by the Company. Neither the Administrator, nor the Company, nor any affiliate of the Company will directly or indirectly control or influence the prices or timing of open market purchases made by the Broker, the amount of shares to be purchased (other than specifying the aggregate dollar amount to be invested), the manner of purchase of shares or the selection by the Broker of a broker or dealer through which purchases will be made.

13.   What will be the price of shares of Common Stock purchased under the Plan?

        The price of newly-issued shares purchased directly from the Company will be the average of the high and low sales prices of the Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the applicable Investment Date (as defined under Question 15) or the next preceding day on which the Company's Common Stock is traded if there is no trade reported on that business day. The price of Common Stock purchased on the open market will be the weighted average price per share (adjusted for brokerage fees and commissions, any service charges and applicable taxes) of the aggregate number of shares purchased on the open market during the applicable Investment Period (as defined under Question 15).

14.   How many shares of Common Stock will be purchased by the Plan for each participant?

        The number of shares to be purchased by the Plan for each participant will equal the amount of the participant's reinvested dividends and optional cash investments, less administrative fees and amounts (if any) required to be withheld for tax purposes, divided by the purchase price of the shares (adjusted for brokerage fees and commissions, any service charges and applicable taxes). Both whole shares and fractional shares (computed to four decimal places) will be credited by the Plan to the accounts of its participants.

15.   When will purchases be made under the Plan?

        Newly-issued shares will be purchased from the Company on the applicable Investment Date, as defined below, and shares acquired on the open market will be purchased during an investment period commencing on the applicable Investment Date and ending on the earlier of thirty (30) days thereafter or the date on which the required number of shares has been purchased (each, an "Investment Period"). Shares of Common Stock purchased directly from the Company will be credited to participants' accounts on the date purchased, and shares of Common Stock purchased on the open market will be credited to participants' accounts as of the settlement date of the purchase of the last share during the applicable Investment Period. Dividends not invested in shares of Common Stock within thirty (30) days of the dividend payment date, optional cash investments not invested in shares of Common Stock within thirty (30) days of the applicable Investment Date, and any funds not invested within an Investment Period, will be promptly returned, without interest, to the participant. Funds to be invested during any Investment Period will be invested to the extent possible before funds from any subsequent Investment Period are invested, and funds related to different Investment Periods will not be pooled for purposes of computing per share prices.

        The "Investment Dates" for optional cash investments shall be the 15th and 30th days of each month (except that the second Investment Date for February will be the last day of the month). The "Investment Dates" for Common Stock dividends and Preferred Stock dividends shall be the dividend payment date or within three (3) business days prior to the dividend payment date (with settlement in such case occurring on or after the dividend payment date). The dividend payment date for Common Stock dividends is normally expected to be on or around the 10th day of March, June, September and December each year, and for Preferred Stock is normally expected to be the 15th day of January, April, July and October each year, but the actual dates could vary. If an Investment Date is not a business day based on the foregoing, the Investment Date will be the next succeeding business day.

        If the Broker is unable to invest all cash dividends or optional cash investments in shares of Common Stock on the open market, the shares purchased by the Broker shall be allocated to participants on a pro rata basis based, first, on reinvested dividends and, second, if any shares are remaining, on optional cash investments. Any funds remaining after such allocation will be returned to participants.

        Participants may not select the precise time for purchases and a number of days may elapse before dividends and optional cash investments are invested in shares of Common Stock. Interest will not be paid on cash dividends or optional cash investments prior to or after their investment in Common Stock or if for any reason such dividends and investments are not so invested. Any interest or other earnings on dividends or optional cash investments will be the property of the Company.

Dividend Reinvestment

16.   How does the dividend reinvestment feature of the Plan work?

        Cash dividends to be reinvested will remain with the Company if reinvested on the dividend payment date in shares newly issued by the Company. To the extent shares will not be so purchased on the dividend payment date or are to be purchased by the Plan on the open market, cash dividends will be delivered to an escrow account or to the Broker pending investment concurrently with payment of cash dividends to nonparticipating shareholders. Such dividends will be credited to each participant's account under the Plan and will be automatically reinvested to purchase additional Common Stock on behalf of the participants during the applicable Investment Period in the manner described under Question 15. The amount of any required United States income tax withholding and any administrative fees will be deducted from the amount of dividends on Common Stock and/or Preferred Stock to determine the amount of dividends to reinvest.

17.   Will participants be credited with dividends on fractional shares?

        Yes. Plan accounts will be credited on the payment dates with dividends on whole shares and fractional shares of Common Stock held in participants' accounts on the applicable record dates.

Optional Cash Investments

18.   How are optional cash investments made?

        Optional cash investments by a participant cannot be less than $25 per investment nor more than a total of $300,000 per calendar year (including for purposes of this limitation the initial investment made by a nonholder upon enrollment in the Plan). In the case of nonholders, the initial cash investment with the Nonholder Enrollment Form must be at least $250.

        Optional cash investments may be made by sending an optional cash investment coupon along with either a check or money order in U.S. Dollars payable to HEI/DRIP, addressed to Hawaiian Electric Industries, Inc., Attn: Dividend Reinvestment and Stock Purchase Plan, P.O. Box 29520, Honolulu, HI 96820-1920. The Plan may reject checks payable to a party other than HEI/DRIP, even if endorsed for payment to the Plan. Optional cash investments must not be included in remittances for payment of utility service billings.

        If a participant wishes to make one cash investment of the same amount each month, the participant may use the Plan's automatic cash investment option. This allows a participant to make one cash investment of the same amount each month by automatic deduction of that amount from the participant's designated bank account. Employees and directors of the Company and certain of its subsidiaries may also make cash investments through payroll deductions or by other means, subject to approval by the Chief Financial Officer of the Company or the Administrator.

        The forms to accompany optional cash investments, and to authorize such automatic deduction of optional cash investments, may be obtained from the Administrator at the address noted under Question 4.

        Optional cash investments will be transferred, by the end of the next business day following the day of receipt of the optional cash investment, to a segregated escrow account at a bank designated by the Company ("Escrow Agent"), to be held for the benefit of the participants pending investment in shares of Common Stock. Any interest or other earnings on such funds prior to their investment is the property of the Company. The current Escrow Agent is Central Pacific Bank. Should it become necessary or desirable to replace Central Pacific Bank as Escrow Agent, the Company may appoint a successor Escrow Agent.

        The Administrator must receive requests for refunds of optional cash investments in writing by the Cash Deadline Date (see Question 19) before the applicable Investment Date. Refunds will be processed as soon as practicable. A participant may not request a refund for an investment made through the automatic cash investment option.

19.   When must optional cash investments be received?

        Optional cash investments must be received by the Administrator by the Cash Deadline Date before the applicable Investment Date in order to be invested on or commencing on that Investment

Date. The "Cash Deadline Dates" for optional cash investments are the 10th and 25th of each month or the prior business day if the 10th or 25th day of the month falls on a weekend or holiday. (See Question 15.)

Account Records and Reports to Participants

20.   What records are maintained of a participant's ownership of Common Stock under the Plan?

        The Administrator will maintain an individual account for each participant recording the participant's ownership interests in the Plan.

21.   What kind of reports will be sent to participants in the Plan?

        Participants will receive quarterly account statements showing amounts invested, purchase prices, shares purchased and/or other relevant information, including information for income tax reporting purposes. Monthly statements will also be sent to participants who have made optional cash investments or have had other activity (other than reinvestment of dividends) in their accounts during the month. Participants should retain all statements received from the Company for tax purposes because they are a continuing record of the original cost of all shares purchased by participants under the Plan, and this information will be necessary for participants to determine the amount of gain or loss subject to tax when participants sell all or part of their shares in the Plan.

        In addition, participants will receive, and/or be provided notification of and electronic access to, the Company's annual reports to shareholders and proxy materials for all annual and special meetings of shareholders.

Registration of Shares

22.   Will certificates be issued to participants for shares of Common Stock purchased under the Plan?

        Unless a participant withdraws shares from the Plan or terminates participation in the Plan (See Questions 24 - 31), certificates for shares of Common Stock purchased under the Plan will not be issued to participants. Instead, shares of Common Stock will be registered in the name of the Trustee or, if there is no Trustee, in the name of the Administrator, as agent for participants in the Plan.

Safekeeping of Shares

23.   Does the Plan offer a safekeeping service for shares?

        Yes. A holder of record of Common Stock who submits a Shareholder Authorization Form or Transaction Request and Authorization Form may elect to transfer such holder's shares without charge to the Administrator, or to the Trustee if there is a Trustee, for credit to the holder's Plan account and for safekeeping under the Plan. The Administrator or Trustee, as applicable, also holds for safekeeping the shares purchased through the Plan unless the shares are withdrawn by or distributed to the participant upon termination. (See Question 22.) These safekeeping arrangements protect against loss, theft and destruction of stock certificates. Shares of Preferred Stock may not be transferred to the Administrator or Trustee for safekeeping.

 Termination of Participation in the Plan

24.   When and how may a participant terminate participation in the Plan?

        A participant may terminate participation in the Plan as to all (but not less than all) Common Stock and Preferred Stock by signing and submitting a written notification to the Administrator. Any notice of termination received on or after an ex-dividend record date may not be processed until after the dividends payable on the record date have been paid and reinvested in accordance with the Plan. The "ex-dividend record date" for purposes of the Plan is three (3) business days before the dividend record date. A participant must wait at least two (2) weeks after the purchase of shares before terminating participation in the Plan.

        A participant must also maintain at least one whole share of Common Stock in the Plan (increased to five whole shares from and after January 1, 2015) to keep an active account. If a participant does not do so, the participant's participation in the Plan may be terminated, in which case the participant will receive a cash payment in the amount of the net proceeds of the sale of all shares (and fraction of a share) in the Plan based on the selling price of the shares less any withholding required under applicable tax laws less a fee (unless the fee is waived by the Company in its sole and absolute discretion) The fee is currently equal to brokerage commissions incurred in connection with the sale and a $15 service fee, but from and after January 1, 2015, the fee will be 10 cents per share.

25.   What occurs following receipt by the Administrator of a participant's signed written notice of termination of participation in the Plan?

        Within ten (10) business days after receipt of the notice of termination (or after the reinvestment of dividends if the notice is received between the ex-dividend record and payment dates), either certificates for whole shares of Common Stock will be issued to the participant or such shares shall be issued to the participant by book entry. A cash payment will be made for any fractional share. In no case will fractional shares be issued.

26.   Will a participant be allowed to re-enroll in the Plan after terminating participation?

        Termination of participation in the Plan will not necessarily preclude re-enrollment, but the Company reserves the right to reject re-enrollment where in its sole discretion it deems there have been excessive terminations and re-enrollments. If you are no longer a shareholder of record you can seek to enroll by completing and submitting a Nonholder Enrollment Form along with a $250 minimum investment.

Withdrawal of Shares from the Plan

27.   How does a participant withdraw shares from the Plan and are there fees or charges for withdrawal?

        A participant may withdraw all or a portion of whole shares of Common Stock from the Plan by signing and submitting a written request to the Administrator to that effect and specifying the whole number of shares to be withdrawn. Participants who request that shares be withdrawn in certificate form may be charged a service fee of $20 per certificate. There is no charge for shares issued by book entry. A cash payment will be made for any fractional share. In no case will fractional shares be issued.

28.   When may a participant withdraw shares from the Plan?

        A participant must wait at least two (2) weeks after the purchase of shares before withdrawing shares from the Plan. A participant must also wait at least two (2) weeks before withdrawing shares from the Plan after updating the participant's address of record unless the request is submitted with a valid Medallion Signature Guarantee or by complying with other requirements that the Company or Administrator shall establish. Any notice of withdrawal received by the Administrator between the ex-dividend record and payment dates may not be processed until after the dividends have been paid and reinvested in accordance with the Plan.

29.   How soon after notice of withdrawal of shares is given will the participant receive the shares?

        Subject to the limitations described in the answer to Question 28, shares will be issued within ten (10) business days after receipt of the notice of withdrawal (or after the reinvestment of dividends if the notice is received between the ex-dividend record and payment dates). A cash payment will be made for any fractional share. In no case will fractional shares be issued.

30.   May shares a participant withdraws from the Plan continue to participate in the Plan?

        Yes. Shares of Common Stock withdrawn from the Plan and registered in the participant's name will continue to participate in the Plan if the participant has so instructed the Administrator pursuant to a Shareholder Authorization Form and has not terminated participation in the manner described under Question 24.

31.   May a participant who requests the withdrawal of shares under the Plan have the withdrawn shares issued in the name of another person?

        Yes. A participant may do so by submitting a properly completed and executed stock power, with a Medallion Signature Guarantee, and by complying with such other procedures as the Company or Administrator shall establish. The forms necessary to effect any such transfer may be obtained from the Administrator at the address noted under Question 4 or from the Company's website. However, any notice of name change received by the Administrator between the record and payment dates will not be effective until after the dividends have been paid and reinvested in accordance with the Plan.

Sale and Other Transfer of Shares

32.   May a participant sell, pledge, encumber, or otherwise transfer shares of Common Stock credited to such participant's account under the Plan?

        No. A participant wishing to pledge, encumber or otherwise transfer such shares must first have those shares registered in the participant's or another person's name by withdrawing the shares from the Plan. (See Question 31.)

33.   May a participant receive cash in lieu of shares of Common Stock upon termination of participation in the Plan or withdrawal of shares from the Plan?

        Yes. The participant must submit a signed written request to the Administrator to sell such shares of Common Stock and to distribute to the participant the net cash proceeds from such sale in lieu of shares. The Company may retain a broker-dealer not affiliated with the Company to effect such sales.

34.   If a participant requests a distribution of cash in lieu of certificates for shares, when will the Common Stock be sold?

        If the shares will be sold on the open market, the sale will occur generally within the same period of time that would be required if shares rather than cash were to be distributed. (See Question 25.) Delays in selling shares are possible, however. Interest will not be paid to a participant for any such delays and the participant assumes the risk of any price fluctuations. A participant must wait at least two (2) weeks after the purchase of shares under the Plan before selling the recently purchased shares from the Plan. A participant must also wait at least two (2) weeks before selling shares in the Plan after updating the participant's address of record unless the request is submitted with a valid Medallion Signature Guarantee or by complying with other requirements that the Company or Administrator shall establish.

35.   What amount will be distributed to a participant who requests a distribution of cash in lieu of shares?

        A check representing the selling price of the shares less any withholding required under applicable tax laws and less a fee (unless such fee is waived by the Company in its sole and absolute discretion), will be sent to the participant at the end of the settlement period. The fee is currently and amount equal to brokerage commissions and a $15 service fee, but, from and after January 1, 2015, the fee will be ten cents per share to cover brokerage commissions and service fees.

36.   What happens if a participant sells or transfers all of the shares registered in the participant's name but does not sell shares held in the Plan and registered in the name of the Trustee?

        Shares remaining in the Plan will continue to participate in the Plan if the participant has so instructed the Administrator pursuant to a Shareholder Authorization Form and dividends thereon will continue to be reinvested in accordance with the participant's instructions until the shares are withdrawn from the Plan or the participant terminates participation in the Plan.

Voting of Shares in the Plan; Tender Offers

37.   How will a participant's shares of Common Stock be voted at meetings of shareholders of the Company?

        Each participant will be mailed or sent electronically (to those participants who have agreed to such electronic delivery) proxy materials for each meeting of shareholders of the Company, or will be provided with notice and access to proxy materials in accordance with the rules and regulations of the Securities and Exchange Commission, to allow participants to vote on each issue to be considered at the meeting. Participants may vote by using the Internet, telephone or by signing and returning the proxy form. Shares registered in a participant's name will be voted directly as instructed by the participant, and shares held in the Plan in the participant's name will be voted by the Administrator or

Trustee, as the case may be, as instructed by the participant. If the participant does not provide instructions on how to vote the shares held in the Plan, the Trustee or Administrator, as the case may be, will be deemed instructed to vote the shares held by the participant in the Plan in accordance with the recommendations of the Company's Board of Directors on each issue.

38.   What arrangements will be made in the event of the commencement of a tender offer for shares of Common Stock held in the Plan?

        The Company or the Trustee will notify participants of the commencement of any tender offer for securities that includes the Company's Common Stock held in participants' accounts and will provide a means by which participants may direct the Trustee whether or not to tender the Company's Common Stock credited to their accounts. In the absence of such directions by a participant, the shares credited to such participant's account will not be tendered. A participant may, at any time prior to a tender offer withdrawal date, direct the Trustee to withdraw shares of the Company's Common Stock previously directed by the participant to be tendered.

Stock Dividends and Stock Splits

39.   What happens to a participant's account if the Company issues a stock dividend or declares a stock split?

        Any stock dividends or split shares distributed by the Company on shares of Common Stock credited to the account of a participant under the Plan will be added to the participant's account. Stock dividends or split shares distributed on any shares of Common Stock registered in the name of a participant will be distributed to the participant in the same manner as to shareholders who are not participating in the Plan.

Adjustment of Number and Kind of Registered Securities

40.   Under what circumstances may the Company adjust the number and/or kind of registered securities?

        The Company may make appropriate and proportionate adjustments to the number or kind of securities registered with the SEC if there is a decrease in the number of outstanding shares of Common Stock, an exchange of such shares or a distribution with respect to such shares, in each case as a result of any merger, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution. Any such adjustment will be subject to the requirements of federal and state securities laws and regulations.

Interpretation, Modification, Suspension or Termination of the Plan

41.   To what extent may the Plan be modified, suspended or terminated by the Company?

        The Company reserves the right to suspend, modify or terminate the Plan at any time, and the Chief Financial Officer of the Company may interpret the Plan and make additions thereto that are not inconsistent with its provisions. The Company or the Administrator shall provide all participants with prompt notice of any such suspension, modification, or termination. Upon termination of the Plan by the Company, book entry shares or certificates for whole shares credited to a participant's account under the Plan will be issued and cash payments for fractional shares will be made in the same manner as if each participant had terminated participation in the Plan.

Limitation of Liability

42.   What limitations of liability exist under the Plan?

        Neither the Company, nor the Administrator, nor the Trustee, nor the Escrow Agent, nor the Broker, nor any of their respective officers, directors, representatives, employees or agents shall be liable for any damages resulting from any act or omission in connection with the Plan in the absence of bad faith or gross negligence, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon the participant's death, the price or timing at which shares are purchased for participants' accounts or fluctuations in the market value of shares. However, the foregoing in no way affects a participant's right to bring a cause of action based on alleged violations of federal securities laws.

        Participants should recognize that neither the Company, nor the Administrator, nor the Broker, nor the Trustee can assure them of a profit or protect them against a loss on shares purchased for their account under the Plan.

 FEDERAL INCOME TAX CONSIDERATIONS

        The following is a brief summary, under the Internal Revenue Code of 1986, as amended (the "Code"), of certain applicable federal income tax aspects of participating in the Plan. This summary is based on current law and may be affected by future legislation, Internal Revenue Service ("IRS") rulings and other administrative pronouncements, income tax regulations and court decisions. This discussion does not purport to deal with all aspects of taxation that may be relevant to a particular participant in light of the participant's circumstances, or if the participant is a type of investor subject to special treatment under U.S. federal income tax law (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker dealers, foreign corporations and persons who are not citizens or residents of the United States). In addition, there may be foreign, state and local tax laws applicable to participation in the Plan. Since individual tax situations may vary, and since provisions of the Code and other tax laws may be modified by subsequent amendments or their application may be affected by changes in interpretation, participants should consult with their own tax advisors for advice on applicable federal, foreign, state and local tax consequences of their participation in the Plan.

        In general, a participant will be required to include dividends on Common Stock and Preferred Stock in income for federal income tax purposes whether cash is received or such dividends are applied to the purchase of shares or to payment of administrative costs of the Plan. When dividends are reinvested to acquire shares directly from the Company, a participant is treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of the Common Stock purchased for the participant's account under the Plan plus the amount of any fees incurred. When dividends are reinvested to acquire shares purchased in open market transactions, a participant is treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases and to pay any related fees. These dividends will be reported after the end of each calendar year to participants and to the IRS on IRS Form 1099-DIV.

        Dividends are generally taxed as ordinary income. However, "qualified" dividend income received by an individual, estate or trust, meeting the holding period requirements explained below, is taxed at capital gains rates. "Qualified" dividend income includes dividends received during the tax year from a domestic corporation like HEI. For years beginning after December 31, 2012, the capital gains rates for noncorporate taxpayers are currently 0%, 15% or 20%, depending on the taxpayers' income tax bracket for the year in which the dividends are received and taxable. In order to qualify for these capital gains rates, the dividend must be paid with respect to shares held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and certain other conditions must be met.

        Where stock certificates or book entry shares are issued by the Plan to a participant, or where a participant deposits certificates or book entry shares into the Plan, the participant does not realize taxable income from this mere change in evidence of ownership. A participant does recognize taxable gain or loss when the shares in participant's account are sold pursuant to the terms of the Plan (or are withdrawn from the Plan and then sold by the participant). The amount of gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share sold and the participant's tax basis for such share or fraction of a share.

        A participant's tax basis for shares of Common Stock purchased pursuant to the Plan will be equal to the amount of reinvested dividends a participant is treated as receiving, as described above, or optional cash investments used to purchase such shares. The tax basis of shares purchased in the open market to satisfy Plan requirements will be increased by the amount of any brokerage fees incurred by the Plan on the participant's behalf. A participant's holding period for shares purchased with optional cash investments or Preferred Stock dividends will begin on the day after the shares are purchased. A participant's holding period for shares purchased with Common Stock dividends will begin on the day following the date of distribution of the dividends. In the event shares are purchased on the open market, the holding period for the shares will begin no later than the day after the date such shares are credited to the participant's account.

        The Company is required to report certain tax information related to participant sales of Plan shares. This information is reported on IRS Form 1099-B and is transmitted to the participant and the IRS. In all cases, the Company must report the date of sale and the gross proceeds resulting from these sales of Plan shares. Beginning with post-2010 sales, additional information (participant's cost or other basis in the shares and whether the gain or loss with respect to such sale is long-term or short-term) will be required for the sale of certain Plan shares. In general, only Plan shares acquired after 2010 will be subject to the additional reporting requirements.

        With respect to this additional reporting requirement, the Company has adopted the "first in, first out" method ("FIFO") as its default method for determining which Plan shares have been transferred, withdrawn or sold and whether the additional reporting requirements apply. Under the FIFO method, any reduction of Plan shares will be deemed to first come from a participant's earliest-acquired Plan shares. Note that there are certain instances where it is impractical for the Company to determine the additional reporting information, and in these cases the tax law provides an exception to the reporting requirements for shares acquired after 2010. A participant must notify the Plan Administrator (currently the Shareholder Services division of the Company) prior to the transaction date for a transfer, withdrawal or sale of Plan shares if the participant wishes to use an IRS-approved method other than the FIFO method to determine which Plan shares are being sold. In all cases, participants should retain the transaction statements necessary to determine the tax basis of their Plan (and other) shares.

        Starting in 2013, investment earnings, such as dividends and capital gains on sale of stock, are subject to a 3.8% Medicare tax in the hands of individuals having adjusted gross income in excess of $200,000 ($250,000 in the case of joint returns). This same tax applies in the case of certain trusts and estates.

        If a participant fails to furnish to the Company a properly completed IRS Form W-9 or its equivalent, then the "backup withholding" provisions of the Code will apply and require to Company to withhold the required amount from any dividends or sales proceeds. Where applicable, the amount of backup withholding is twenty-eight percent (28%) or such other amount as determined by treaty between the United States and the country in which the investor resides. Additionally, starting in 2013, dividends and sales proceeds payable to foreign shareholders became subject to special reporting rules referred to as "FATCA." If there is a failure to comply with these rules, such dividends and sales proceeds will be subject to withholding tax at a rate of 30% even if an otherwise applicable treaty provides for a lower rate. Where backup withholding applies to dividends, the amount of such tax withholding is deducted from the dividends and the balance is reinvested. Statements of account for participants will indicate amounts withheld.

USE OF PROCEEDS

        It is anticipated that the Common Stock offered hereby will be sold by the Company over a period of approximately three (3) years from the date hereof, but the Company does not know precisely the number of shares that will ultimately be sold under the Plan or the prices at which shares will be sold. The Company will receive proceeds from purchases of Common Stock under the Plan only if the purchases are made directly from the Company, rather than through a broker on the open market. Proceeds received by the Company may be used:

  •
  to redeem, repurchase, repay or retire outstanding short-term and long-term indebtedness, including indebtedness arising out of the previous issuances of commercial paper and notes;

  •
  to make investments in and loans to HEI's subsidiaries (principally to help finance the subsidiaries' ongoing capital expenditure programs, to retire their indebtedness and to make investments in and loans to their subsidiaries);

  •
  to finance strategic investments in, or future acquisitions of, other entities or their assets, including by HEI's subsidiaries; and/or

  •
  for working capital and other general corporate purposes.

PLAN OF DISTRIBUTION

        The Company may from time to time inform the general public about the Plan through announcements, newspaper advertisements, circulars, notices and investor fairs. The Company may also from time to time inform those prospective participants with whom the Company has a pre-existing, continuing relationship, such as shareholders, customers and employees of the Company or its subsidiaries, about the Plan by including information with other regular written communications to them, such as billing statements, annual reports and payroll stubs.

 VALIDITY OF COMMON STOCK

        Counsel for the Company, Goodsill Anderson Quinn & Stifel A Hawaii Limited Liability Law Partnership LLP, Honolulu, Hawaii, has rendered an opinion (filed as an exhibit to the registration statement of which this prospectus is a part) to the effect that the Common Stock offered hereby, when purchased by the Plan in the manner described in this prospectus, will be duly and validly issued, fully paid and nonassessable.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting), incorporated into this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HAWAIIAN ELECTRIC
INDUSTRIES, INC.

Dividend Reinvestment
and Stock Purchase Plan

October 6, 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Registration*

Securities and Exchange Commission Registration Fee	$11,431
NYSE Listing Fees	5,000
Printing Expenses	13,000
Legal Fees and Expenses	12,000
Accounting Fees and Expenses	10,000
Blue Sky Fees and Expenses	3,000
Annual Trustee's and Escrow Agent's Fees	8,500
Other	5,069

Total	$68,000

*
All amounts other than SEC Registration Fee are estimated.

Item 15.    Indemnification of Directors and Officers

        The Amended and Restated Articles of Incorporation of HEI provide that HEI will indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which such person is a party or is threatened to be made a party by reason of being or having been a director, officer, employee or agent of HEI, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of HEI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to an action brought by or in the right of HEI in which such person is adjudged to be liable for negligence or misconduct in the performance of that person's duty to HEI, indemnification may be made only to the extent deemed fair and reasonable in view of all of the circumstances of the case by the court in which the action was brought or any other court having jurisdiction. The indemnification provisions in the Amended and Restated Articles of Incorporation were authorized at the time of their adoption by the applicable provisions of the Hawaii Revised Statutes, and substantially similar authorizing provisions are currently set forth in Section 414-242 of the Hawaii Revised Statutes.

        At HEI's annual meeting of stockholders held on April 18, 1989, the stockholders adopted a proposal authorizing HEI to enter into written indemnity agreements with its officers and directors. Pursuant to such authority, HEI has entered into agreements of indemnity with certain of its officers and directors. The agreements provide for mandatory indemnification of officers and directors to the fullest extent authorized or permitted by law, which could, among another things, protect officers and directors from certain liabilities under the Securities Act of 1933. Indemnification under the agreements may be provided without a prior determination that an officer or director acted in good faith or in the best interests of HEI, and without prior court approval of indemnification of an officer or director adjudicated liable in a shareholder's derivative action. The agreements provide for indemnification against expenses (including attorneys' fees), judgments, fines and settlement amounts in connection with any action by or in the right of HEI.

        The Amended and Restated Articles of Incorporation of HEI further provide that the personal liability of directors of HEI shall be eliminated to the fullest extent permissible under Hawaii law, including under Section 414-222 of the Hawaii Revised Statutes. Section 414-222 permits a corporation to eliminate the personal liability of directors by such a provision in a corporation's articles of incorporation, except for (i) the amount of financial benefit received by a director to which the director is not entitled, (ii) the intentional infliction of harm on the corporation, (iii) liability for an unlawful dividend or distribution and (iv) an intentional violation of criminal law.

        Under a directors' and officers' liability insurance policy, directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

Item 16.    Exhibits

        The exhibits designated by an asterisk (*) are filed herein. The exhibits not so designated are incorporated by reference to the indicated filing.

3(a	)	Amended and Restated Articles of Incorporation of Hawaiian Electric Industries, Inc. (previously filed as Exhibit 3(i) to the Current Report on Form 8-K filed on May 6, 2009, File No. 1-8503).
3(b	)
Amended and Restated By-Laws of Hawaiian Electric Industries, Inc. as last amended May 9, 2011 (previously filed as HEI Exhibit 3(ii) to the Current Report on Form 8-K filed on May 11, 2011, File No. 1-8503).
*4(a	)	Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase Plan, as amended and restated.
*4(b	)	Amended and Restated Trust Agreement dated October 3, 2014 between Hawaiian Electric Industries, Inc. and The Bank of New York Mellon Trust Company, N.A.
*4(c	)	Escrow Agreement dated December 12, 2013 between Hawaiian Electric Industries, Inc. and Central Pacific Bank.
*5		Opinion of Goodsill Anderson Quinn & Stifel A Limited Liability Law Partnership LLP (including consent).
*23(a	)	Consent of PricewaterhouseCoopers LLP.
*23(b	)	Consent of Goodsill Anderson Quinn & Stifel A Limited Liability Law Partnership LLP (included in Exhibit 5).
*24		Power of Attorney.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (a)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless information required to be included in such post-effective amendment is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

            (b)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or the high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (c)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (a)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (b)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (c)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (d)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on the 6th day of October, 2014.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
By	/s/ JAMES A. AJELLO James A. Ajello Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* Constance H. Lau	President, Chief Executive Officer and Director (Principal Executive Officer)	October 6, 2014
/s/ JAMES A. AJELLO James A. Ajello	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 6, 2014
* Jeffrey N. Watanabe	Chairman and Director	October 6, 2014
* Thomas B. Fargo	Director	October 6, 2014
* Peggy Y. Fowler	Director	October 6, 2014

Signatures		Title	Date

* A. Maurice Myers		Director	October 6, 2014
* Keith P. Russell		Director	October 6, 2014
* James K. Scott		Director	October 6, 2014
* Kelvin H. Taketa		Director	October 6, 2014
* Barry K. Taniguchi		Director	October 6, 2014
*By	/s/ JAMES A. AJELLO James A. Ajello As Attorney-in-Fact for the above mentioned officers and directors

EXHIBIT INDEX

        The exhibits designated by an asterisk (*) are filed herein. The exhibits not so designated are incorporated by reference to the indicated filing.

Exhibit Number		Description
3(a	)	Amended and Restated Articles of Incorporation of Hawaiian Electric Industries, Inc. (previously filed as Exhibit 3(i) to the Current Report on Form 8-K filed on May 6, 2009, File No. 1-8503).

3(b	)	Amended and Restated By-Laws of Hawaiian Electric Industries, Inc. as last amended May 9, 2011 (previously filed as HEI Exhibit 3(ii) to the Current Report on Form 8-K filed on May 11, 2011, File No. 1-8503).

*4(a	)	Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase Plan, as amended and restated.

*4(b	)	Amended and Restated Trust Agreement dated October 3, 2014 between Hawaiian Electric Industries, Inc. and The Bank of New York Mellon Trust Company, N.A.

*4(c	)	Escrow Agreement dated December 12, 2013 between Hawaiian Electric Industries, Inc. and Central Pacific Bank.

*5		Opinion of Goodsill Anderson Quinn & Stifel A Limited Liability Law Partnership LLP (including consent).

*23(a	)	Consent of PricewaterhouseCoopers LLP.

*23(b	)	Consent of Goodsill Anderson Quinn & Stifel A Limited Liability Law Partnership LLP (included in Exhibit 5).

*24		Power of Attorney.